News Release
                                                                 August 2, 2005

For Release:      Immediately
Contact: Investors:        Stacey A. Renner, (845) 486-5730
         News Media:       Denise D. VanBuren, (845) 471-8323

             CH Energy Group Revises Second-Quarter Earnings Report

(Poughkeepsie, NY) CH Energy Group, Inc. (NYSE:CHG) today revised its second-quarter earnings upward to reflect payments received as the result of the resolution of a recent legal and regulatory proceeding. The payments were received by subsidiary Central Hudson Gas & Electric Corporation on July 20, 2005, and were related to a previously unresolved billing issue that existed at the end of the second quarter. As a result of regulatory arrangements, $2.7 million will benefit Central Hudson's electric customers and a smaller amount ($574,000 after-tax net income) will be retained by shareholders.

         "On July 20, we received payments from the New York Independent System Operator (NYISO) for adjustments made to energy sales transactions that had occurred in May 2000, when Central Hudson owned the Danskammer generating plant and a share of the Roseton generating plant. The adjustments resulted from a decision of the United States Court of Appeals for the District of Columbia and a subsequent Order of the Federal Energy Regulatory Commission that directed the NYISO to increase the real-time pricing on those transactions," explained CH Energy Group's Chairman of the Board, President and C.E.O. Steven V. Lant.

         "The payments are being treated consistently with Central Hudson's regulatory mechanisms in place in 2000," Lant added. "Obviously, we're pleased that $2.7 million in benefits will be provided to our electric customers to reduce their bills."

         The payments resulted in an increase to quarterly, after-tax net income of $574,000, or an additional 3 cents per share for CH Energy Group, Inc. The earnings impact of the payments increased total second-quarter earnings per share to 41 cents from the 38 cents initially reported. This is an increase of 6 cents per share compared to the 35 cents earned during the second quarter of 2004, rather than the 3 cents per share reported previously.

         Lant indicated that further NYISO billing adjustments for power sales and purchases in prior periods may occur, but the Company is unable to predict the timing, magnitude, or direction of future adjustments.

         "At this time, CH Energy Group does not expect future adjustments would have a material impact on consolidated earnings. As a result, we've not changed our full-year 2005 earnings guidance, as modified on July 20, 2005," Lant said. Consolidated 2005 earnings are expected to total between $2.55 and $2.75 per share, composed of the following segments: Central Hudson, $2.15 to $2.25; fuel oil distribution businesses, 10-15 cents; and unregulated, other businesses (including Holding Company CH Energy Group, Inc.), 30-35 cents.

About CH Energy Group

         With more than 440,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 358,000 customers in eight counties of New York State's Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends from the suburbs of metropolitan New York City north to the Capital District at Albany. Central Hudson Enterprises Corporation includes business units delivering energy and related services to nearly 85,000 customers in eight states and the District of Columbia. Its regional footprint stretches from Connecticut to the Washington, D.C. area, as well as an interest in a Lexington, Neb., ethanol plant.
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Forward-Looking Statements

     Statements included in this news release, including the documents incorporated by reference which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words including "anticipates," "believes," "projects," "intends," "estimates," "expects," "plans," "assumes," "seeks," and similar expressions. Forward-looking statements including, without limitation, those relating to CH Energy Group, Inc. and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors including those identified from time to time in the forward-looking statements. Those factors include, but are not limited to: weather; energy supply and demand; fuel prices; interest rates; potential future acquisitions; developments in the legislative, regulatory and competitive environment; market risks; electric and gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs; the success of strategies to satisfy electricity requirements now that Central Hudson's major electric generation assets have been sold; future market prices for energy, capacity, and ancillary services; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group, Inc. and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.